Exhibit 2.9

S.A.Fábrica de Produtos Alimentícios Vigor Financial Statements and Independent Auditor’s Report
As of December 31, 2010 and 2009

KPMG Auditores Independentes R. Dr. Renato Paes de Barros, 33 04530-904 - São Paulo, SP - Brasil Caixa Postal 2467 01060-970 - São Paulo, SP - Brasil	Central Tel Fax Nacional Internacional Internet	55 (11) 2183-3000 55 (11) 2183-3001 55 (11) 2183-3034 www.kpmg.com.br

Independent auditor’s report

To

The Board of Directors and Shareholders of

S.A. Fábrica de Produtos Alimentícios Vigor

São Paulo - SP

Report on the Financial Statements

We have audited the accompanying individual and consolidated financial statements of S.A. Fábrica de Produtos Alimentícios Vigor (“Company”), which comprises the statement of financial position as of December 31, 2010 and the respective statement of income, changes in equity and cash flows for the year then ended, and a summary of significant accounting policies and other notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the individual financial statements in accordance with accounting practices adopted in Brazil and the consolidated financial statements in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board - IASB and in accordance with accounting practices adopted in Brazil, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Brazilian and International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements taken as a whole.

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion on Individual Financial Statements

In our opinion, the individual financial statements present fairly, in all material respects, the financial position of S.A. Fábrica de Produtos Alimentícios Vigor as of December 31, 2010, its financial performance and cash flows for the year then ended in accordance with accounting practices adopted in Brazil.

Opinion on Consolidated Financial Statements

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of S.A. Fábrica de Produtos Alimentícios Vigor as of December 31, 2010, its financial performance and cash flows for the year then ended in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board - IASB and in accordance with accounting practices adopted in Brazil.

Other Matters

Audit Of The Prior Year Amounts

On April 4, 2011 BDO Auditores Independentes, a legal entity established in Brazil which held the legal right to use the BDO trademark, became part of the KPMG network of professional service firms under the new corporate name of KPMG Auditores Associados. BDO Auditores Independentes audited the financial statements for the years ended December 31, 2010 and 2009, while it still held the right to use BDO trademark, and issued an audit reports dated February 2, 2011 and February 5, 2010, respectively, with no modified opinion.

Remake of financial statements

As described in the footnote n° 3.r the financial statements, balance sheet as of December 31, 2010 and 2009 and the respective statements of income, changes in equity, cash flows and value added as of December 31, 2010 were adjusted in relation to those presented previously. Because of these changes, we are reissuing this report, which replaces the report dated February 2, 2011, issued unqualified.

The accompanying financial statements have been translated into English for the convenience of readers outside Brazil.

São Paulo, January 12, 2012

KPMG Auditores Independentes
CRC 2SP014428/O-6

Orlando Octavio de Freitas Júnior
Contador CRC 1SP178871/O-4

S.A.Fábrica de Produtos Alimentícios Vigor

Balance sheets

(In thousands of Reais)

	Company			Consolidated
	December 31, 2010 (Restated)	December 31, 2009 (Restated)	January 01, 2009 (Restated)	December 31, 2010 (Restated)	December 31, 2009 (Restated)	January 01, 2009 (Restated)

ASSETS

CURRENT ASSETS

Cash and cash equivalents (Note 5)	7.990	106.019	24.710	14.511	112.556	29.180
Trade accounts receivable, net (Note 6)	139.773	105.177	64.261	139.550	104.848	85.412
Inventories (Note 7)	74.270	62.025	31.552	75.367	64.174	55.502
Recoverable taxes (Note 8)	86.027	52.600	20.560	88.374	54.402	24.305
Prepaid expenses	902	862	—	969	890	—
Other current assets	9.418	12.219	3.150	9.827	12.546	6.914

TOTAL CURRENT ASSETS	318.380	338.902	144.233	328.598	349.416	201.313

NON-CURRENT ASSETS

Long-term assets
Credits with related parties (Note 9)	215.978	284.351	9.566	215.478	282.492	3
Judicial deposits and others	49.638	49.249	35.850	50.383	50.998	42.660
Deferred income taxes (Note 17)	—	—	2.087	—	—	11.723
Recoverable taxes (Note 8)	—	351	22.807	51	375	22.900

Total long-term assets	265.616	333.951	70.310	265.912	333.865	77.286

Investments in subsidiaries (Note 10)	14.376	14.228	97.407	—	—	—
Property, plant and equipment, net (Note 11)	412.176	423.122	295.035	415.654	425.787	442.194
Intangible assets, net (Note 12)	5.285	5.505	2.479	5.358	5.569	4.713

	431.837	442.855	394.921	421.012	431.356	446.907

TOTAL NON-CURRENT ASSETS	697.453	776.806	465.231	686.924	765.221	524.193

TOTAL ASSETS	1.015.833	1.115.708	609.464	1.015.522	1.114.637	725.506

	Company			Consolidated
	December 31, 2010 (Restated)	December 31, 2009 (Restated)	January 01, 2009 (Restated)	December 31, 2010 (Restated)	December 31, 2009 (Restated)	January 01, 2009 (Restated)

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES

Trade accounts payable (Note 13)	89.657	53.866	38.282	88.130	52.235	52.494
Loans and financings (Note 14)	152.780	253.474	57.642	152.780	253.473	72.960
Payroll, social charges and tax obligation (Note 15)	29.370	18.722	23.667	30.862	19.798	46.482
Other current liabilities	11.898	35.076	19.697	11.920	34.057	22.697

TOTAL CURRENT LIABILITIES	283.705	361.138	139.288	283.692	359.563	194.633

NON-CURRENT LIABILITIES

Loans and financings (Note 14)	267.116	349.795	232.369	267.116	349.795	235.697
Payroll, social charges and tax obligation (Note 15)	312.887	305.421	216.082	312.887	305.421	252.708
Deferred income taxes (Note 15)	8.783	16.001	—	7.611	14.372	—
Provision for contingencies (Note 16)	55.009	53.531	48.762	55.828	54.437	53.321
Other non-current liabilities	2.926	716	11.717	2.981	1.943	11.717
Debits with related party (Note 9)	—	—	3.839	—	—	—
TOTAL NON-CURRENT LIABILITIES	646.721	725.464	512.769	646.423	725.968	553.443

SHAREHOLDERS’ EQUITY (Note 18)

Capital stock	104.031	104.031	81.000	104.031	104.031	81.000
Capital reserve	941	941	20	941	941	20
Valuation adjustments to shareholders’ equity in subsidiaries	159.709	164.037	168.365	159.709	164.037	168.365
Accumulated translation adjustments	(5.181)	(4.311)	—	(5.181)	(4.311)	—
Accumulated losses	(174.093)	(235.592)	(291.978)	(174.093)	(235.592)	(291.978)

				—
Attributable to controlling interest	85.407	29.106	(42.593)	85.407	29.106	(42.593)

Attributable to noncontrolling interest	—	—	—	—	—	20.023

TOTAL SHAREHOLDERS’ EQUITY	85.407	29.106	(42.593)	85.407	29.106	(22.570)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1.015.833	1.115.708	609.464	1.015.522	1.114.637	725.506

The accompanying notes are an integral part of the financial statements

2

S.A.Fábrica de Produtos Alimentícios Vigor

Statements of income for the years ended December 31, 2010 and 2009

(In thousands of Reais)

	Company		Consolidated
	2010 (Restated)	2009 (Restated)	2010 (Restated)	2009 (Restated)

NET SALE REVENUE (Note 19)	1.038.471	715.604	1.032.391	866.017

Cost of goods sold	(704.084)	(487.009)	(689.552)	(564.643)

GROSS INCOME	334.387	228.595	342.839	301.374

OPERATING INCOME (EXPENSE)

General and administrative expenses	(68.104)	(54.650)	(68.769)	(72.595)
Selling expenses	(165.239)	(133.956)	(168.774)	(177.900)
Financial income (expense), net (Note 23)	(49.322)	21.603	(48.801)	18.379
Equity in subsidiaries (Note 10)	3.148	13.287	—	—
Other (expense) income, net	(4.078)	(406)	(4.118)	14.022

	(283.595)	(154.122)	(290.462)	(218.094)

NET INCOME BEFORE TAXES	50.792	74.473	52.377	83.280

Current income taxes (Note 17)	(839)	—	(1.968)	(566)
Deferred income taxes (Note 17)	7.218	(22.415)	6.762	(26.439)

	6.379	(22.415)	4.794	(27.005)

NET INCOME OF THE YEAR	57.171	52.058	57.171	56.275

Attributable to:
Controlling interest income	57.171	52.058	57.171	52.058
Non-controlling interest income	—	—	—	4.217

	57.171	52.058	57.171	56.275

Net Income (Basic) per thousand shares reais in the end of the year (Note 21)			0,59	0,31

3

S.A.Fábrica de Produtos Alimentícios Vigor

Statement of comprehensive income for the years ended December 31, 2010 and 2009

(In thousands of Reais)

	Company		Consolidated
	2010 (Restated)	2009 (Restated)	2010 (Restated)	2009 (Restated)

NET PROFIT OF THE CONTINUING OPERATIONS	57.171	52.058	57.171	52.058

Other comprehensive income

Accumulated adjustment of conversion in subsidiaries	(324)	(4.311)	(324)	(4.311)
Exchange variation in subsidiaries	(546)	—	(546)	—

Total of comprehensive income	56.301	47.747	56.301	47.747

Total of comprehensive income attributable to:
Controlling interest	56.301	47.747	56.301	44.169
Noncontrolling interest	—	—	—	3.578

	56.301	47.747	56.301	47.747

The accompanying notes are an integral part of the financial statements

4

S.A.Fábrica de Produtos Alimentícios Vigor

Statements of changes in shareholders’ equity for the years ended December 31, 2010 and 2009

(In thousands of Reais)

	Capital stock	Capital reserve	Revaluation reserve	Accumulated translation adjustments	Accumulated (losses) profit	Total

BALANCE AS OF JANUARY 1, 2009 (Restated)	81.000	20	168.365	—	(291.978)	(42.593)

Capital increase	23.031	—	—	—	—	23.031
Constitution of capital reserve	—	921	—	—	—	921
Realization of revaluation reserve	—	—	(4.328)	—	4.328	—
Accumulated translation adjustments in subsidiaries shareholders’ equity	—	—	—	(4.311)	—	(4.311)
Net income of the year	—	—	—	—	52.058	52.058

BALANCE AS OF DECEMBER 31, 2009 (Restated)	104.031	941	164.037	(4.311)	(235.592)	29.106

Realization of revaluation reserve	—	—	(4.328)	—	4.328	—
Accumulated translation adjustments in subsidiaries shareholders’ equity	—	—	—	(324)	—	(324)
Exchange variation rate of investments in foreign currency	—	—	—	(546)	—	(546)
Net income of the year	—	—	—	—	57.171	57.171

BALANCE AS OF DECEMBER 31, 2010 (Restated)	104.031	941	159.709	(5.181)	(174.093)	85.407

The accompanying notes are an integral part of the financial statements

5

S.A.Fábrica de Produtos Alimentícios Vigor

Statements of cash flow for the years ended on December 31, 2010 and 2009

(In thousands of Reais)

	Company		Consolidated
	2010 (Restated)	2009 (Restated)	2010 (Restated)	2009 (Restated)
Cash flow from operating activities
Net income of the year	57.171	52.058	57.171	52.058
Adjustments to reconcile net income to cash provided

• Depreciation and amortization	16.505	15.994	16.986	24.913
• Current and non-current financial charges	35.084	(30.087)	35.084	(36.126)
• Allowance for doubtful accounts	3.760	24	3.760	24
• Non-controlling interests	—	—	—	(18.946)
• Equity in subsidiaries	(3.148)	(13.287)	—	—
• Losses provision on derivative instruments	—	(4.847)	—	(4.847)
• Write-off of fixed assets	203	928	273	1.558
• Adjustment of assets and liabilities to present value	(932)	—	(932)	—
• Deferred income taxes	(7.218)	33.720	(6.762)	26.095

	101.425	54.503	105.580	44.729

Decrease (increase) in operating assets
Trade accounts receivable	(38.356)	(11.944)	(38.462)	(19.462)
Inventories	(12.245)	(8.425)	(11.193)	(8.672)
Recoverable taxes	(33.076)	(28.706)	(33.649)	(29.572)
Other current and non-current assets	4.280	(13.027)	4.234	(13.845)
Credits with related parties	71.945	(282.670)	70.586	(283.486)
Increase (decrease) in operating liabilities
Trade accounts payable	35.803	447	35.909	(189)
Other current and non-current liabilities	(7.977)	35.568	(6.848)	49.148
Accumulated translation adjustments	(870)	(4.311)	(870)	(4.311)

Net cash provided by (used in) operating activities	120.929	(258.565)	125.287	(265.660)

Cash flow from investing activities
Additions to property, plant and equipment and intangible assets	(5.542)	(31.307)	(6.916)	(10.920)
Net profit received from subsidiary Dan Vigor	3.000	4.029	—	—
Net effect of working capital of merged company	—	1.516	—	—

Net cash used in investing activities	(2.542)	(25.762)	(6.916)	(10.920)

Cash flow from financing activities
Loans and financings	61.029	656.259	61.029	662.177
Payments of loans and financings	(277.445)	(314.575)	(277.445)	(326.173)
Increase in capital	—	23.952	—	23.952

Net cash provided by (used in) financing activities	(216.416)	365.636	(216.416)	359.956

Net increase (decrease) in cash and cash equivalents	(98.029)	81.309	(98.045)	83.376
Cash and cash equivalents at the beginning of the year	106.019	24.710	112.556	29.180

Cash and cash equivalents at the end of the year	7.990	106.019	14.511	112.556

The accompanying notes are an integral part of the financial statements

6

S.A.Fábrica de Produtos Alimentícios Vigor

Economic value added for the year ended December 31, 2010 and 2009

(In thousands of Reais)

	(Restated)	(Restated)
	Company	Consolidated
Revenue
Sales of goods and services	1.197.629	1.194.380
Other income	—	23
Allowance for doubtful accounts	(3.760)	(3.760)

Goods	1.193.869	1.190.643
Cost of services and goods sold	(568.996)	(548.822)
Materials, energy, services from third parties and others	(152.036)	(158.102)
Others costs	(5.444)	(5.895)

	(726.476)	(712.819)

Gross added value	467.393	477.824

Depreciation and Amortization	(16.505)	(16.986)

Net added value generated by the Company	450.888	460.838

Net added value by transfer
Equity in subsidiaries	3.148	—
Financial income	8.160	8.660
Others	437	450

Net added value to distribution	462.633	469.948

Distribution of added value

Labor
Salaries	83.061	84.852
Benefits	11.783	12.030
FGTS (Brazilian Social Charge)	6.586	6.752

	101.430	103.634

Taxes and contribution
Federal	57.346	60.195
State	180.723	182.861
Municipal	1.282	1.358

	239.351	244.414

Capital Remuneration from third parties
Interests	53.382	53.430
Rents	7.346	7.346
Others	3.953	3.953

	64.681	64.729

Owned capital remuneration
Retained earnings of the year	57.171	57.171

	57.171	57.171

Added value distributed	462.633	469.948

The accompanying notes are an integral part of the financial statements.

7

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

1	Operating activities

S.A. Fábrica de Produtos Alimentícios Vigor (the “Company”) is located in the city of São Paulo, state of São Paulo, and, together with its controlled companies, engages in the processing and sale of dairy products in general, milk and milk products and the refining, processing, and sale of oils, vegetable products, instant noodles and yogurt, and holds equity interest in other companies.

The US Food and Drug Administration (FDA) granted permission to the Company to export all its product line to the United States of America.

Pursuant to the notice published on January 5, 2009, after unanimous approval of the Company’s shareholders, it was resolved to cancel the Company’s registration of publicly-traded company with the Brazilian Securities and Exchange Commission (CVM), with a tender offer for shares, which was concluded on February 10, 2009 with the acquisition of 40,883,300 preferred shares by Bertin S.A. for a total of R$ 239,167. With the approved resolution, the Company’s Management submitted a petition to the CVM to cancel the Company’s registration of publicly-traded company, according to the provisions of article 34 of CVM Instruction No. 361/02 and prevailing legislation, and took all necessary steps for this purpose with respect to third parties, including, but not limited to, all public agencies and authorities, depository institutions, custody and registration entities and organized market entities. CVM issued a notice on February 20, 2009 approving the Company’s petition for cancellation of registration of publicly-traded company.

On January 5, 2009, Leco’s shareholders unanimously approved the cancellation of the controlled company’s registration of publicly-traded company. As with the Company, Leco performed a tender offer for its shares, which was concluded on February 10, 2009, with the acquisition of 17,341,779 preferred shares for a total of R$ 25,839. After the end of the tender offer for shares, CVM issued a notice on February 20, 2009 cancelling the controlled company’s registration of publicly-traded company.

The Extraordinary Shareholders’ Meeting held on December 29, 2009 approved the Merger Agreement entered into on December 18, 2009, whose subject matter was the merger of Companhia Leco de Produtos Alimentícios and Latícinios Serrabella Ltda. by the Company. That Extraordinary Shareholders’ Meeting also approved the issuance of 24,474,569 new shares, comprising 16,879,013 common shares and 7,595,556 preferred shares, all of which are non-par registered shares, which were fully subscribed and paid-in by the administrators of Leco, on behalf of their respective shareholders, through the conversion of the shareholders’ equity of Leco, at the total issue price of R$ 23,952, of which R$ 920 was allocated to a capital reserve and the remaining balance of R$ 23,031 was allocated to the capital stock.

2	Elaboration and presentation of financial statements

Consolidated financial statements

The consolidated financial statements were prepared and are in accordance with International Financing Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB), and also in accordance with accounting policies adopted in Brazil.

Individual financial statements (Company)

The individual financial statements were prepared in accordance with accounting practices adopted in Brazil, in compliance with the Law of joint stock companies (Lei das sociedades por ações - Leis das SA’s), considering the amendments made by Brazilian Laws 11.638/07 and 11.941/09 and pronouncements, interpretations and orientations of Brazilian Accounting Pronouncements Committee (Comitê de pronunciamentos contábeis) - CPC approved by resolutions of the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade) - CFC, and requirements of the Brazilian Securities Commission - CVM.

The Company has adopted all individual pronouncements, guidelines and interpretations issued by the CPC and approved by CVM, to prepare its financial statements. The Company applied the accounting practices defined in Note 3 in all periods presented.

The transition date for the adoption of new accounting practices is January 1, 2009.

Transitional Tax Regime (Regime Tributário Transitório - RTT) - The amounts presented in financial statements as of December 31, 2011 are considering the adoption of the Tax Regime Transition (RTT) by Beef Snacks as allowed by Law n° 11.941/09, which aims to maintain neutrality tax changes in the Brazilian corporate law, introduced by Law n° 11.638/07 and by the Law n° 11.941/09.

Once there is no difference between the consolidated shareholders’ equity and the consolidated profit/loss attributable to shareholders of Company, the Company has decided to present separated and consolidated financial statements into a single set side by side.

Function and presentation currency

These consolidated financial statements are presented in reais, which is the Company’s functional currency. All financial information are presented in thousands of reais.

3	Summary of significant accounting practices

The main accounting practices used in the preparation of these financial statements, as described below, have been consistently applied all over the reported periods and years, unless otherwise stated.

a)	Profit and loss calculation

Revenue and expenses are recorded on the accrual basis. Revenue includes the fair value of the payment received or receivable for sale of products and services in the normal course of business.

In the income statement, the revenue is net of taxes, returns, rebates and discounts, as well as of intercompany sales, on note 19 is presented net revenue reconciliation. Revenue is recognized when the risks and rewards of ownership have been transferred to the buyer.

8

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

According to IAS 18/CPC 30 - Revenues, the Company recognizes revenue when, and only when:

(i) the amount of revenue can be measured reliably;

(ii) the entity has transferred to the buyer the significant risks and rewards incidental to ownership over the goods;

(iii) it is probable that the economic benefits will flow to the Company and its subsidiary;

(iv) Entity neither maintain involvement in the management of product sold at levels normally associated with ownership nor effective control of such cost of good sold.

(v) expenses incurred or to be incurred related to the transaction, can be reliably measured.

The expenses are recorded on the accrual basis.

b) Accounting estimates

In the process of applying the Company’s accounting policies, Management made the following judgments which can eventually have a material impact on the amounts recognized in the financial statements:

•	impairment of non-financial assets;

•	loss on the reduction of recoverable value of taxes;

•	fair value of financial instruments;

•	provision for tax, civil and labor risks;

•	estimated losses on doubtful receivables;

•	useful lives of property, plant and equipment.

The Company reviews estimates and underlying assumptions used in its accounting estimates at least on a quarterly basis. Revisions to accounting estimates are recognized in the financial statements in the period in each the estimates are revised.

The settlement of transactions involving these estimates may result in different amounts due to potential inaccuracies inherent in the process of its determination.

c) Cash and cash equivalents

Cash and cash equivalents include cash balances, banks and financial investments with original maturities of three months or less from the date of the contract.

d) Trade accounts receivable

Trade accounts receivable correspond to amounts owed by customers in the ordinary course of business of the Company. If the due date is equivalent to one year or less, the account receivable is classified as current assets. Otherwise, the corresponding amount is classified as noncurrent assets.

Accounts receivable are initially recognized at fair value less any allowance for doubtful accounts when necessary, subsequently measured at amortized cost, less any allowance for doubtful accounts and any provision for impairment when necessary. In practice, are recognized at the invoiced amount, adjusted by any provision of loan losses and provision for possible impairment if there is evidence of reduction in the recoverable amount.

e) Financial instruments

Financial instruments are recognized on the balance sheet only when the Company becomes a party to the contractual provisions of these instruments. A financial asset or liability is initially recognized at fair value, plus transaction costs that are directly attributable to its acquisition or issue.

In case of financial assets and liabilities classified in the category of financial instruments at fair value through profit or loss, transaction costs are directly posted to profit or loss.

Subsequent measurement of financial instruments occurs at each balance sheet date, according to the rules for each category of financial assets and liabilities: (i) assets and liabilities measured at fair value through profit or loss, (ii) held to maturity, (iii) loans and receivables (iv) available for sale.

f) Allowance for doubtful accounts

Allowance for doubtful accounts is recorded in an amount considered sufficient by the management to cover probable losses on accounts receivable.

The allowance for doubtful accounts expense was recorded under the caption “Selling Expenses” in the consolidated statement of income. When no additional recovery is expected, the allowance for doubtful accounts is usually reversed against the definitive write-off of the account receivable.

g) Inventories

In accordance with the requirements of IAS 2/CPC 16 - Inventories, the inventories are stated at the lower of the average cost of acquisition or production, and the net realizable value. The cost of inventories is recognized in statement of income when inventories are sold.

h) Investments - Individual financial statements

In the individual financial statements of the Company, the information of the subsidiaries are measured by the equity method.

Exchange differences on foreign currency investments are recognized in shareholders’ equity in the accumulated translation adjustments.

9

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

i) Property, plant and equipment, net

The Company adopted on January 1, 2009 the option of the deemed cost to its fixed assets. Prior to this period the cost method was used. By adopting the deemed cost, the Company recorded a capital gain, compared to historic cost revalued. The contrast adjustment was recorded in shareholders’ equity account, called “Equity Adjustment”, reduced by deferred income tax liability. In subsequent years, part of the balance will be periodically transferred to retained earnings, as in depreciation is being held and/or low for the fixed asset allocation of the new object value. These values are added to net income for purposes of calculating taxable profit.

The depreciation is recorded using the straight-line method over the estimated useful lives of the assets, so that the value of cost less its residual value after the useful life is fully depreciated (except for land and construction in progress). The estimated useful lives, residual values and depreciation methods are reviewed at the end of the financial statement date and the effect of any changes in estimates are accounted for prospectively.

An item is disposed when of there is no future economic benefits resulting from its continued use. Any gains or losses on sale or disposal of fixed assets are determined by the difference between the amounts received against the book value and are recognized in the income statement.

j) Intangible assets

Intangible assets are stated at acquisition cost, less amortization. Intangible assets with indefinite useful lives are not amortized but tested for impairment annually.

Impairment of tangible and intangible assets, excluding goodwill

Property, plant and equipment, intangible assets with defined useful life and other assets (current and noncurrent) are tested for impairment, if indications of potential impairment exist. Intangible assets are tested for impairment when an indication of potential impairment exists or on an annual basis, regardless of whether or not there is any indication of impairment, pursuant to IAS 38/CPC 4 - Intangible Assets.

After each year end a review is made of the book value of tangible and intangible assets to determine whether there is some indication that those assets have suffered any impairment. If such indication is indentified, the recoverable amount of the asset is estimated in order to measure the amount of such loss, if any.

The recoverable amount is the higher amount between fair value less costs to sell and value in use. In evaluation of value in use, the estimated future cash flows are discounted to present value by the discount rate before tax that reflects current market assessment of the time value of money and the specific risks to the asset.

If the recoverable amount of an asset is lower than its carrying value, the asset is reduced to its recoverable amount. The loss on the impairment is recognized immediately in the statement of income and is reversed if there has been a change in the estimates used to determine the recoverable amount. When an impairment loss is subsequently reversed, there is an increase in amount of the asset due to the revised estimate of its recoverable amount, but it does not exceed carrying amount that would have been determined if no loss on the impairment had been recognized for the asset in prior years. Reversal of loss on the impairment is recognized directly in the income statement.

k) Other current and noncurrent assets

Other current and noncurrent assets are stated at cost or realizable value including, if applicable, income earned through the balance sheet date.

l) Trade accounts payable

Correspond to the amounts owed to suppliers in the ordinary course of business of the Company. If the payment period is equivalent to one year or less, suppliers are classified as current. Otherwise, the corresponding amount is classified as noncurrent. When applicable, are added interest, monetary or exchange rate.

m) Income tax and social contribution

Current taxes

Current taxes are computed based on taxable income at tax rates in effect, according to prevailing legislation.

Deferred taxes

Income tax and social contribution (deferred tax) are calculated on the temporary differences between the tax bases of assets and liabilities and their carrying amounts. Deferred tax is determined using tax rates enacted and expected to be applied when the deferred tax assets are realized or when the income tax and social contribution tax liabilities are settled.

Deferred tax assets are recognized only in proportion to the expectation or likelihood that future taxable income will be available against which the temporary differences, tax losses and tax credits can be used.

Deferred tax assets and liabilities are offset if there is a legal right to offset current tax assets and liabilities, and they are related to income taxes levied by the same taxation authority on the same taxable entity.

n) Current and noncurrent liabilities

Current and noncurrent liabilities are stated at known or estimated amounts, including, if applicable, charges and monetary or exchange rate variations.

o) Contingents assets and liabilities

According to IAS 37/CPC 25 - Provisions, Contingent Liabilities and Contingent Assets, contingent assets are recognized only when their realization is “virtually certain”, based on favorable final judicial decision. Contingent assets are disclosed where an inflow of economic benefits is probable.

Contingent liabilities are accrued when losses are probable and the amounts can be estimated reliably. Contingent liabilities classified as possible are only disclosed and contingent liabilities classified as remote are neither accrued nor disclosed.

10

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

p) Loans and financing

Loans and financing are initially recognized at fair value, net of transaction costs, and subsequently re-measured to amortized cost, which are the costs plus charges, interest and monetary and exchange variations established in contracts and incurred through the balance sheet date, as stated in note 14.

q) Adjustment of assets and liabilities to present value

As provided under IFRS, the Company presents, when applicable, assets and liabilities at present value, according to CPC 12 - Adjustment to present value. The long-term assets and liabilities are adjusted to present value, but the adjustment on the short-term balances occurs only when the fact is considered material in relation to the consolidated financial statements.

In the present value calculation adjustment the Company considered the following assumptions: (i) the amount to be discounted; (ii) the dates of realization and settlement; and (iii) the discount rate.

The discount rate assumption relies on current market valuations as to time value of money and specific risks for each asset and liability.

r) Reclassifications and adjustments to the financial statements

The financial statements for the years ended December 31, 2010 and 2009, originally issued on February 2, 2011 and February 5, 2010, are being properly restated in accordance with IAS8 / CPC 23 - Accounting Policies, Changes in Estimates and Errors, due to the approval of the Installment debts of Law 11.941/2009 and Dan Vigor proportional consolidation of Dan Vigor Indústria e Comércio de Laticínios Ltda. Below shows the comparative financial statements originally submitted to the consolidated restated:

	December 31, 2010
	Company				Consolidated
BALANCE SHEET	Published	Adjustments		Adjusted Balance	Published	Adjustments		Adjusted Balance

Current assets	318.380		—	318.380	338.855	(e)	(10.257)	328.598

Non-current assets	640.945	(a)(b)	56.508	697.453	637.108	(a)(b)(e)	49.816	686.924

TOTAL ASSETS	959.325		56.508	1.015.833	975.963		39.559	1.015.522

CURRENT LIABILITIES	274.775	(c)	8.930	283.705	275.289	(c)(e)	8.403	283.692

Non-current liabilities	433.834	(a)(b)	212.887	646.721	435.582	(a)(b)(c)	210.841	646.423
		(c)(d)				(d)(e)(f)
SHAREHOLDERS’ EQUITY	—	(f)	—	—	—		—	—
Attributable to Controlling interest income	250.716	(c)(f)	(165.309)	85.407	250.716	(c)(f)	(165.309)	85.407

Non controlling interest	—		—	—	14.376	(e)	(14.376)	—
TOTAL SHAREHOLDERS’ EQUITY	250.716		(165.309)	85.407	265.092		(179.685)	85.407

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	959.325		56.508	1.015.833	975.963		39.559	1.015.522

	December 31, 2010
	Company				Consolidated
STATEMENTS OF INCOME	Published	Adjustments		Adjusted Balance	Published	Adjustments		Adjusted Balance

NET SALES	1.038.471		—	1.038.471	1.026.311	(e)	6.080	1.032.391
Cost of goods sold	(701.333)	(f)	(2.751)	(704.084)	(672.268)	(e)(f)	(17.284)	(689.552)

GROSS PROFIT	337.138		(2.751)	334.387	354.043		(11.204)	342.839

OPERATING INCOME (EXPENSE)	(269.742)	(d)	(13.853)	(283.595)	(280.329)	(d)(e)	(10.133)	(290.462)

NET INCOME (LOSS) BEFORE TAXES	67.396		(16.604)	50.792	73.714		(21.337)	52.377

Current income taxes	(839)		—	(839)	(3.096)	(e)	1.128	(1.968)

Deferred income taxes	6.283	(d)(f)	935	7.218	5.370	(e)(f)	1.392	6.762

NET INCOME (LOSS) OF THE YEAR	72.840		(15.669)	57.171	75.988		(18.817)	57.171

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S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

	December 31, 2009
	Company				Consolidated
				Adjusted				Adjusted
BALANCE SHEET	Published	Adjustments		Balance	Published	Adjustments		Balance

Current assets	338.902		—	338.902	359.929	(e) (a)(b)(e)	(10.513)	349.416

Non-current assets	713.981	(a)(b)(f)	62.825	776.806	708.293	(f)	56.928	765.221

TOTAL ASSETS	1.052.883		62.825	1.115.708	1.068.222		46.415	1.114.637

CURRENT LIABILITIES	375.006		(13.868)	361.138	372.929	(e)	(13.366)	359.563

Non-current liabilities	499.131	(a)(b)(c) (d)(f)	226.333	725.464	501.242	(a)(b)(c) (d)(e)(f)	224.726	725.968
SHAREHOLDERS’ EQUITY	—		—	—	—		—	—

Attributable to Controlling interest income	178.746	(c)(f)	(149.640)	29.106	178.746	(c)(f)	(149.640)	29.106

Non controlling interest	—		—	—	15.305	(e)	(15.305)	—

TOTAL SHAREHOLDERS’ EQUITY	178.746	(c)(f)	(149.640)	29.106	194.051		(164.945)	29.106

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1.052.883		62.825	1.115.708	1.068.222		46.415	1.114.637

	December 31, 2009
	Company				Consolidated
STATEMENTS OF INCOME	Published	Adjustments		Adjusted Balance	Published	Adjustments		Adjusted Balance

NET SALES	715.604		—	715.604	867.088	(e)	(1.071)	866.017
Cost of goods sold	(484.258)	(f)	(2.751)	(487.009)	(555.591)	(e)(f)	(9.052)	(564.643)

GROSS PROFIT	231.346		(2.751)	228.595	311.497		(10.123)	301.374

OPERATING INCOME (EXPENSE)	(138.580)	(d)	(15.542)	(154.122)	(206.050)	(d)(e)	(12.044)	(218.094)

NET INCOME (LOSS) BEFORE TAXES	92.766	(d)(f)	(18.293)	74.473	105.447	(d)(e)(f)	(22.167)	83.280

Current income taxes	—		—	—	(1.131)	(e)	565	(566)

Deferred income taxes	(23.350)	(f)	935	(22.415)	(28.131)	(e)(f)	1.692	(26.439)

NET INCOME (LOSS) OF THE YEAR	69.416		(17.358)	52.058	76.185		(19.910)	56.275

	January 1, 2009
	Company				Consolidated
BALANCE SHEET	Published	Adjustments		Adjusted Balance	Published	Adjustments		Adjusted Balance

Current assets	157.233	(b)	(13.000)	144.233	205.092	(b)	(3.779)	201.313

Non-current assets	393.226	(a)(b)(f)	72.005	465.231	473.263	(a)(b)(f)	50.930	524.193

TOTAL ASSETS	550.459		59.005	609.464	678.355		47.151	725.506

CURRENT LIABILITIES	140.140	(b)	(852)	139.288	196.049	(b)	(1.416)	194.633

Non-current liabilities	320.630	(a)(b)(c) (d)(f)	192.139	512.769	372.592	(a)(b)(c) (d)(f)	180.851	553.443
SHAREHOLDERS’ EQUITY
Attributable to Controlling interest income	89.689	(c)(f)	(132.282)	(42.593)	89.689	(c)(f)	(132.282)	(42.593)

Non controlling interest	—		—	—	20.023		—	20.023
TOTAL SHAREHOLDERS’ EQUITY	89.689		(132.282)	(42.593)	109.712		(132.282)	(22.570)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	550.459		59.005	609.464	678.353		47.153	725.506

12

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

Details of adjustments and reclassifications:

(a) Refers to the reclassification of judicial deposits for the asset, due to the approval of the Law 11.941/09 installments that were recorded under Tax, which were previously reported as a reduction in provisions for contingencies.

(b) Refers to the reclassification of income tax and social contribution, in accordance with IAS 12/CPC 12 - Income taxes.

(c) refers to the addition of tax provisions and social security, arising from the approval of the installments of Law 11.941/09. Further details are described in Note 15.

(d) Refers to the effect of additional interest of tax provisions and social security, regarding Installments of approval of Law 11.941/09. Further details are described in Note 15.

(e) Refers to the effects of proportional consolidation of Dan Vigor, which was previously made full consolidation. Vigor has 50% shares in Dan Vigor and the change was made in compliance with IAS31/CPC 19 - Investment in joint venture.

(f) refers to the impact of the adoption of the deemed cost on January 1, 2009.

s) Foreign currency translation

Function and presentation currency

Transactions in foreign currencies are translated to the respective functional currencies of the Company entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortized cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortized cost in foreign currency translated at the

The items of the financial statements of the subsidiary are measured using the currency of the primary economic environment in which the its subsidiary operate (“functional currency”), being translated to Brazilian Real at the corresponding exchange rate of the reporting period for assets and liabilities, the historical rate for equity and the exchange rate at date of the relevant transactions, when it is appropriate we use the average exchange rate of the period of the period for the income statement. With the exchange rate effects recognized in other comprehensive income within equity.

t) Earnings per share

According to with IAS 33/CPC 41 - Earnings per share, the Company presents the basic and diluted earnings per share data for its common shares:

Basic: Calculated by dividing net income allocated to common shareholders of the Company by the weighted average number of common shares outstanding during the year.

Diluted: Calculated by dividing net income attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year, adjusted for the effects of all dilutive potential common shares in common shares, adjusted for own shares held.

u) Segment reporting

In accordance with IFRS 8/CPC 22 - Segment reporting - Segment reporting is presented consistently with the internal reports provided to the entity’s chief operating decision maker to make decisions about resources allocations, performance evaluation by segment and strategic decision making process.

v) Statements of Cash flow

The statements of cash flows have been prepared by the indirect method in accordance with the instructions contained in IAS 7/CPC 3 - Statement of Cash Flows.

x) Statement of comprehensive income

According to IAS 1/CPC 26 - Presentation of Financial Statements - The comprehensive income is composed by exchange variation and Valuation adjustments to shareholders’ equity.

z) Economic Value Added

In accordance with CPC 9 (No correlation to IFRS) - Statement of Economic Value Added, the Company included in the financial statements, the Statement of Value Added (EVA), and as supplementary information to the consolidated financial statements, as it not an expected statement and not mandatory according to IFRSs

The Economic Value Added Statement, aims to demonstrate the value of the wealth generated by the Company and its subsidiaries, its distribution among the elements that contributed to the generation of it, such as employees, lenders, shareholders, government and others, as well as the share of wealth not distributed.

a.a) New IFRS, amendments and interpretations issued by IASB applicable to the consolidated financial statements

New accounting pronouncements from the IASB and IFRIC interpretations have been published and / or reviewed and have the optional adoption in December 31, 2011. The Management assessed the impact of these new pronouncements and interpretations and does not anticipate that its adoption will lead to a significant impact on the annual information of the Company and its subsidiary in the year of initial application. The mains pronouncements and interpretations are presented as follows:

Effective:

•

IAS 24 Related Party Disclosures (Amendment) It clarified the definition of a related party to simplify the identification of such relationships and to eliminate inconsistencies in its application. The revised standard introduces a partial exemption of disclosure requirements for government related entities. The amended standard is effective for annual periods beginning on or after 1 January 2011. The Company has already adopted in 2010 this IAS.

13

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

•

IFRIC 14 Prepayments of a minimum funding requirement. This standard applies only to those situations where an entity is subject to minimum funding requirements and anticipated contributions to cover these requirements. The standard allows the entity to account for the benefit of such prepayment as an asset. This standard is effective for fiscal years beginning from January 1, 2011. The changes do not have a significant impact on its consolidated financial statements.

•

IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments - IFRIC 19 is effective for annual periods beginning on or after 1 July 2010. The interpretation clarifies that equity instruments issued to a creditor to extinguish a financial liability qualify as consideration paid. The equity instruments issued are measured at their fair value. In case that this cannot be reliably measured, the instruments are measured at the fair value of the liability extinguished. Any gain or loss is recognized immediately in profit or loss. The changes do not have a significant impact on its consolidated financial statements.

Not yet effective:

•

IFRS 9 Financial Instruments – Classification and measurement - It reflects the first phase of the IASBs work on the replacement of IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 uses a simplified approach to determine whether a financial asset is measured at amortized cost or fair value, based on the manner in which an entity manages its financial instruments (business model) and the typical contractual cash flow of financial assets. The standard also requires the adoption of only one method for determining losses in recoverable value of assets. The standard is effective for annual periods beginning on or after 1 January 2013. The Company will quantify the effect in conjunction with the other phases, when issued, to present a comprehensive picture.

•

IFRS 10 Consolidated Financial Statements - IFRS 10 as issued establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. IFRS 10 replaces the consolidation requirements in SIC-12 Consolidation—Special Purpose Entities and IAS 27 Consolidated and Separate Financial Statements and is effective for annual periods beginning on or after January 1, 2013. Early application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 10.

•

IFRS 11 Joint Arrangements - IFRS 11 provides for a more realistic reflection of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form. The standard addresses inconsistencies in the reporting of joint arrangements by requiring a single method to account for interests in jointly controlled entities. IFRS 13 supersedes IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities - Non- Monetary Contributions by Ventures, and is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 11.

•

IFRS 12 Disclosures of Interests in Other Entities - IFRS 12 is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiary, joint arrangements, associates and unconsolidated structured entities. IFRS 12 is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing impacts on its disclosures arising from the adoption of IFRS 12.

•

IFRS 13 Fair Value Measurement - IFRS 13 establishes new requirements on how to measure fair value and the related disclosures for IFRSs and US generally accepted accounting principles. The standard is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 13.

Other improvements to IFRS - IASB standards for improvements and changes to IFRS in May 2010 and the amendments are effective from/or after January 1, 2011

•	IFRS 1 - First-time Adoption of International Financial Reporting

•	IFRS 3 - Business combination.

•	IFRS 7 – Financial instrument: Disclosures (annual periods beginning on or after 1 July 2011)

•	IAS 1 – Presentation of Items of Other Comprehensive Income (annual periods beginning on or after 1 July2012)

•	IAS 12 – Deferred Tax: Recovery of Underlying Assets (annual periods beginning on or after 1 January 2012)

•	IAS 19 – Employee benefits (annual periods beginning on or after 1 January 2013)

•	IAS 27 – Consolidated and Separate Financial Statements (annual periods beginning on or after 1 January 2013)

•	IAS 32 – Issuance of rights classification

•	IAS 28 – Investments in associates (annual periods beginning on or after 1 January 2013)

The Accounting Pronouncement Committee (CPC) has not yet issued these standards or amendments equivalent to the IFRS mentioned above. The Company does not expect material effects on its financial statements from these new standards.

ab) Consolidation

Consolidated financial statements include individual financial statements of the Company, its subsidiaries and joint controlled entities (proportionally consolidated). Control is obtained when the Company has the power to control financial and operating policies of an entity so as to obtain benefits from its activities.

When necessary, the financial statements of subsidiaries are adjusted according to the accounting policies established by the Group.

All transactions, balances, income and expenses between Group companies are eliminated in the consolidated financial statements.

The financial statements of the foreign subsidiaries are originally prepared in the currency of the country in which they are located and, subsequently, are converted into IFRS and Brazilian reais using the exchange rate in effect at the balance sheet date for assets and liabilities, the historical exchange rate for changes in shareholders’ equity and the average exchange rate for the period for income and expenses when it is appropriate. Exchange gains and losses are recognized in shareholders’ equity under the caption “accumulated translation adjustments” in accordance with IAS 21/CPC 2 - The effects of changes in foreign exchange rates.

14

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

4	Incorporation of Leco and Serrabela

The Extraordinary Shareholders’ Meeting held on December 29, 2009 approved the Merger Agreement entered into on December 18, 2009, whose subject matter was the merger of Companhia Leco de Produtos Alimenticios and Laticinios Serrabella Ltda. by the Company. That Extraordinary Shareholders’ Meeting also approved the issuance of 24,474,569 new shares, comprising 16,879,013 common shares and 7,595,556 preferred shares, all of which are non-par registered shares, which were fully subscribed and paid-in by the administrators of Leco, on behalf of their respective shareholders, through the conversion of the shareholders’ equity of Leco, at the total issue price of R$23,952, of which R$920 was allocated to a capital reserve and the remaining balance of R$23,031 was allocated to the capital stock.

The merged amounts are shown below:

Composition of merged assets	Leco	Serrabela

Current assets	64.532	(2.850)
Long-term assets	50.035	29
Permanent assets	116.728	3.960
Current liabilities	(40.574)	(946)
Non-current liabilities	(73.442)	(9)

Net assets merged	117.279	184

CONSOLIDATED STATEMENTS OF INCOME - Pro forma

Due to the incorporation of Leco and Serrabella by the Company near the end of the year 2009, the statements of income as of December 31, 2010 had a significant increase, making impossible a comparison with the financial statements for the prior period. To enhance comparability of these consolidated financial statements, shown below is (pro forma) statements of income as of December 31, 2009 including the incorporation made by the Company, for the purpose of presenting the combined result of these companies in the year ended as of December 31, 2010 with the net income of the Company in the same current period:

	2010	2009 Pro-forma
	VIGOR (Consolidated)	VIGOR (Company)	LECO and SERRABELLA	VIGOR LECO SERRABELLA

Net operating revenue	1.038.471	715.604	150.543	866.147
Cost of products sold	(704.084)	(487.009)	(85.136)	(572.145)

GROSS INCOME	334.387	228.595	65.407	294.002

Selling, general and administrative expenses	(233.343)	(188.606)	(43.340)	(231.946)
Financial expenses, net	(49.322)	21.603	(2.907)	18.696
Other (expenses) income	(4.078)	(406)	1.878	1.472
Income and social contribution taxes	6.379	(22.415)	(3.267)	(25.682)
Equity in subsidiaries	3.148	13.287	(17.771)	(4.484)

NET INCOME	57.171	52.058	—	52.058

Statement of EBITDA (Earnings before interest, taxes, depreciation and amortization)

Income before provision for income and social contribution taxes	50.792	74.473	(864)	73.609
Financial income, net	49.322	(21.603)	2.540	(19.063)
Depreciation and amortization	16.505	15.994	6.826	22.820
Equity in subsidiaries	(3.148)	(13.287)	14.406	1.119

EBITDA ADJUSTED	113.471	55.577	22.908	78.485

5	Cash and cash equivalents

Cash, bank accounts and short-term investments are the items of the balance sheet presented in the statements of the cash flows as cash and cash equivalents and are described as below:

	Company			Consolidated
	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009

Cash and cash equivalents	5.990	2.999	24.621	6.511	3.614	25.585
Investments in foreign markets	—	—	42	—	—	16
CDB-DI (bank certificates of deposit)	—	103.020	—	6.000	108.942	3.500
Savings bonds	2.000	—	47	2.000	—	79

	7.990	106.019	24.710	14.511	112.556	29.180

Certificates of bank deposits-CDB-DI, with first-line banks, are fixed income securities that provide yields of approximately 99% and 105% of the Brazilian interbank rate. The Investment Funds are supported by investments in Multi-Market funds, to the qualified public.

15

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

6	Trade accounts receivable, net

	Company			Consolidated
	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009

Receivables not yet due	107.627	82.892	52.734	107.456	82.563	67.582

Overdue receivables:
From 1 to 30 days	13.842	9.706	6.175	13.842	9.706	8.699
From 31 to 60 days	3.483	3.003	1.910	3.483	3.003	2.189
From 61 to 90 days	776	2.079	1.323	776	2.079	488
Above 90 days	16.485	7.598	4.834	16.485	7.598	10.360
Allowance for doubtful accounts	(2.440)	(101)	(2.715)	(2.492)	(101)	(3.906)

	32.146	22.285	11.527	32.094	22.285	17.830

	139.773	105.177	64.261	139.550	104.848	85.412

Below are the changes in the allowance for doubtful accounts:

	Company			Consolidated
	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009
Initial balance	(101)	(2.715)	(3.997)	(101)	(3.906)	(5.627)

(+) Additions	(3.760)	(183)	(208)	(3.760)	(261)	(855)
(+) Incorporation	—	(6)	—	—	—	—
(-) Write-offs	1.421	2.803	1.490	1.369	4.066	2.576

Final balance	(2.440)	(101)	(2.715)	(2.492)	(101)	(3.906)

7	Inventories

	Company			Consolidated
	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009

Finished products	18.404	11.422	6.973	18.664	12.201	15.877
Work in process	20.808	25.431	13.854	20.945	25.508	15.388
Raw materials	3.978	6.519	8.322	29.864	6.552	20.416
Warehouse spare parts	31.080	18.653	2.403	5.894	19.913	3.821

	74.270	62.025	31.552	75.367	64.174	55.502

8	Recoverable taxes

	Company			Consolidated
	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009
Value-added tax on sales and services (ICMS / IVA / VAT)	6.088	4.141	973	6.231	4.791	1.226
Excise tax - IPI	388	688	240	397	691	308
Social contribution and taxation on billings - PIS and Cofins	76.226	45.030	19.373	77.426	46.178	21.725
Income tax withheld at source - IRRF	3.325	3.092	531	429	3.117	1.696
Other	—	—	22.250	3.942	—	22.250

	86.027	52.951	43.367	88.425	54.777	47.205

Current and Long-term:
Current	86.027	52.600	20.560	88.374	54.402	24.305
Non-current	—	351	22.807	51	375	22.900

	86.027	52.951	43.367	88.425	54.777	47.205

Value-added tax on sales and services (ICMS / IVA / VAT)

Recoverable ICMS refers to excess of credits derived from purchases of raw materials, packaging and other materials over tax charges due on domestic sales.

PIS and COFINS (social contribution on net income)

Refers to non-cumulative PIS and COFINS credits arising from purchases of raw materials, packaging and other materials used in the products sold in the foreign market. The company has honed credit balance of such taxes due to tax rate to zero in some lines of products such as milk, yogurt and cheeses under the provisions introduced by Law No. 11.196/05 and No. 11.488/07.

IRRF (withholding income tax)

Refers to withholding income tax levied on short-term investments, which can be offset against income tax payable on profits.

16

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

9	Related parties transactions

Mutual contracts between related parties recorded on the balance sheet as receivables and debts with related parties:

				Dec 31, 2010	Dec 31, 2009	Jan 1, 2009
Company	Currency	Maturity	Annual rate	Mutual contracts	Mutual contracts	Mutual contracts
JBS S.A.	R$	31/12/2011	CDI + 12% p.a.	215.478	282.492	—
BERTIN S.A.	R$	—	—	—	—	3
DAN VIGOR IND.COM.LAT.LTDA	R$	10/01/2011	—	500	1.859	(3.294)
COMPANHIA LECO	R$	—	—	—	—	3.568
LATICÍNIOS SERRABELLA LTDA	R$	—	—	—	—	5.450

				215.978	284.351	5.727

				Dec 31, 2010	Dec 31, 2009	Jan 1, 2009
Consolidated	Currency	Maturity	Annual rate	Mutual contracts	Mutual contracts	Mutual contracts
JBS S.A.	R$	31/12/2011	CDI + 12% p.a.	215.478	282.492	—
Berlin S.A.	R$	—	—	—	—	3

				215.478	282.492	3

Intercompany balances shown in the balance sheet and statement of operations are as follows:
	Dec 31, 2010		Dec 31, 2009		Jan 1, 2009
Company	Trade accounts receivable	Trade accounts payable	Trade accounts receivable	Trade accounts payable	Trade accounts receivable	Trade accounts payable
JBS S.A.	50	10.980	—	—	—	—
BERTIN S.A.	—	—	—	—	3	70
DAN VIGOR IND.COM.LAT.LTDA	612	6.542	1.075	4.971	323	4.797
COMPANHIA LECO	—	—	—	—	4.189	9.648

	662	17.522	1.075	4.971	4.515	14.515

	2010		2010		2009
Consolidated	Trade accounts receivable	Trade accounts payable	Trade accounts receivable	Trade accounts payable	Trade accounts receivable	Trade accounts payable
JBS S.A.	50	10.980	—	—	—	—
BERTIN S.A.	—	—	—	—	3	70

	50	10.980	—	—	3	70

Impacts of related party transactions on Income Statements:
		2010			2009
Company		Financial income (expenses)	Purchases	Sales of products	Purchases	Sales of products
JBS S.A.		3.572	55.491	345	25.846	159
DAN VIGOR IND.COM.LAT.LTDA		—	69.577	6.779	53.986	5.150

		3.572	125.068	7.124	79.832	5.309

		2010			2009
Consolidated		Financial income (expenses)	Purchases	Sales of products	Purchases	Sales of products
JBS S.A.		3.572	55.491	345	25.846	159
DAN VIGOR IND.COM.LAT.LTDA		—	69.577	6.779	53.986	5.150

		3.572	125.068	7.124	79.832	5.309

No allowance for doubtful accounts or bad debts expenses relating to related-party transactions were recorded for the year ended on December 31, 2010 and 2009.

17

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

Remuneration of key management

Company’s management includes the Executive Board and the Board of Directors. The aggregate amount of compensation received by the members of Company’s management for the services provided in their respective areas of business in the years ended December 31, 2010 and 2009 is the following:

	Members	2010	2009

Executive Board and the Executive Presidency	3	1.082	936

	3	1.082	936

The Commercial Director, Marketing Director, Planning and New Business Director, Supply Chain Director, Industrial Director and Executive Presidency are part of the employment contract regime CLT (which is the Consolidation of Labor Laws), which follows all the legal prerogatives of payments and benefits. Not included any remuneration bonuses of the Company or other corporate benefits to additional employees or that should be extended to their family.

In accordance with IAS 24(R)/CPC 05 (R1) - Related parties, except for those described above, the other members of the Executive Board, and Management Board are not part of any employment contract or any other contracts for additional business benefits such as post-employment benefits or other long-term benefits, termination of work that does not conform to those requested by the CLT, where applicable, or payment based on shares.

10	Investments in subsidiaries

	Company
	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009
Investments in subsidiaries	14.376	14.228	97.407

	14.376	14.228	97.407

Relevant information about subsidiary in the year ended on December 31, 2010:

December 31, 2010		Number of shares (Thousands)	Participation	Capital stock	Shareholders’ equity	Net income (loss)
DAN VIGOR IND.COM.LAT.LTDA		15.464	50%	23.351	28.752	6.295

	Jan 1, 2009	Dividends distribution	Increase in investment	Dividends distribution	Incorporation	Dec 31, 2010
DAN VIGOR IND.COM.LAT.LTDA	15.707	2.550	—	(4.029)	—	14.228
COMPANHIA LECO	80.095	12.158	23.951	—	(116.204)	—
LATICÍNIOS SERRABELLA LTDA	1.605	(1.421)	—	—	(184)	—

Total	97.407	13.287	23.951	-4.029	-116.388	14.228

	Dec 31, 2009	Dividends distribution	Dividends distribution	Dec 31, 2010
DAN VIGOR IND.COM.LAT.LTDA	14.228	(3.000)	3.148	14.376

Total	14.228	(3.000)	3.148	14.376

The subsidiary Vigor Limited, located in the Cayman Islands, has no commercial operations, just collection and payment of EUROBONDs. The Vigor Limited is a wholly owned subsidiary of the Company, due this, the Company owns 100% share, beyond this is administrator and responsible for making decisions. Based on the foregoing, the Limited subsidiary is considered, for presentation purposes, as a subsidiary of the Company, being presented with the numbers of Its controlling company.

11	Property, plant and equipment, net

			Net amount
Company	Cost	Accumulated depreciation	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009
Buildings	227.943	(59.957)	167.986	172.714	118.102
Land	129.859	—	129.859	129.859	68.437
Machinery and equipment	210.957	(126.570)	84.387	88.329	74.339
Facilities	54.230	(30.020)	24.210	26.281	27.675
Computer equipment	6.550	(5.261)	1.289	1.365	773
Vehicles	5.118	(4.732)	386	884	1.069
Construction in progress	2.775	—	2.775	2.775	2.993
Other	4.932	(3.648)	1.284	915	1.647

	642.364	(230.188)	412.176	423.122	295.035

18

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

	Cost	Accumulated depreciation	Net amount
Consolidated			Dec 31, 2010	Dec 31, 2009	Jan 1, 2009
Buildings	229.329	(61.114)	168.215	172.960	182.793
Land	130.044	—	130.044	130.044	129.822
Machinery and equipment	218.525	(132.374)	86.151	89.421	91.917
Facilities	56.209	(31.115)	25.094	27.174	29.723
Computer equipment	6.765	(5.466)	1.299	1.376	993
Vehicles	5.218	(4.787)	431	928	1.283
Construction in progress	2.875	—	2.875	2.777	3.658
Other	5.443	(3.898)	1.545	1.107	2.005

	654.408	(238.754)	415.654	425.787	442.194

Changes in property, plant and equipment	Jan 1, 2009	Leco and Serrabella incorporation	Additions	Write-off	Depreciation	Dec 31, 2009
Company	295.035	114.400	30.609	(928)	(15.994)	423.122
Consolidated	442.194	—	10.064	(1.558)	(24.913)	425.787

Changes in property, plant and equipment	Dec 31, 2009	Leco and Serrabella incorporation	Additions	Write-off	Depreciation	Dec 31, 2010
Company	423.122	—	5.429	(203)	(16.172)	412.176
Consolidated	425.787	—	6.782	(274)	(16.641)	415.654

According to IAS 16/CPC 27 - Fixed Assets, the Company made a review of the useful lives of fixed assets, resulting in different rates of depreciation for each asset, which hinders the disclosure of annual depreciation rate for each group of assets. Because of the above, annually is calculated, for the purpose of disclosure and to provide additional information to readers, the calculation of the weighted average depreciation rates of assets that make up each group.

	Average annual depreciation rates
	Company	Consolidated

Buildings	2,84%	2,84%
Land	—	—
Machinery and equipment	3,47%	3,46%
Facilities	5,98%	5,96%
Computer equipment	8,15%	7,88%
Vehicles	6,53%	6,71%
Other	4,69%	4,79%

The Company maintained under the property, plant and equipment revaluation reserve supported by an appraisal report on land and buildings issued by a specialized firm, which was approved and accounted in 2001. However, in September 2005, in accordance with the accounting standards which require that, after the first asset revaluation, a new revaluation be made at least every four years, the Company revalued again its land and buildings. The other property, plant, and equipment items were not revalued.

The Company and its subsidiary Leco decided to maintain the balances of the revaluation performed on June 30, 2005, as permitted by Law No. 11638/07. These balances will be realized through depreciation and/or write-off of revalued assets. Based on a new accounting practice, the update of the revaluation reserve every four years will no longer be made.

The Company and its subsidiaries reviewed the useful life of their property, plant and equipment by engaging a the Company and its subsidiaries engaged the specialized firm to review the useful life of their property, plant and equipment. Significant divergences were not found in comparison with the useful lives adopted as of December 31, 2009. The useful life of all property, plant and equipment items was duly reviewed and has been applied since January 1, 2010.

Deemed cost

According to CVM Resolution 619/09 which approved the ICPC 10 - Property, plant and equipment for investment, the Company can and is encouraged to apply the cost attributable to fixed assets, replacing the carrying amount on to the initial adoption of new accounting standards and adoption of international standards. This application is allowed only in the initial adoption, restricted for reviewing in subsequent periods.

Based on this determination, the Company adopted on January 1, 2009 the deemed cost to its fixed assets and recorded a gain of R$ 68,907, with effect of deferred taxes of R$ 23,428. The recordings were made in the fixed assets, asset valuation adjustment, and income tax and social contribution tax liabilities.

On December 31, 2010 and 2009, depreciation expense on the capital gain on the asset valuation of fixed assets totaled R$ 2,751, generating deferred tax effects of R$ 935 on December 31, 2010 and 2009 the operating result for the realization of deferred tax on revaluation reserve.

With the adoption of the deemed cost for the purpose of disclosure of the financial statements, the historic revaluation reserve (R$ 174,256 at December 31, 2010) and the most accurate value (R$ 63,405 on December 31, 2010) were summarized at the cost forming deemed cost.

19

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

Impairment

In compliance with the requirements of IAS 36/CPC 01 - Presentation of financial statement, the Company performed the annual impairment test of the tangible and intangible assets , which were estimated based on the values in use of its various cash-generating units using the discounted cash flow, and showed that the estimated market value is higher than the net book value at the valuation date and, during the year there was no evidence of loss of value of individual assets or group of relevant assets.

12	Intangible

	Company			Consolidated
	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009
Goodwill	1.459	1.459	1.459	1.459	1.459	1.459
Trademarks	3.357	3.348	1.020	3.375	3.348	3.254
Softwares	469	698	—	524	762	—

	5.285	5.505	2.479	5.358	5.569	4.713

Changes in Intangible assets		Jan 1, 2009	Leco and Serrabella incorporation	Addition	Amortization	Dec 31, 2009
Company		2.479	2.328	698	—	5.505
Consolidated		4.713	—	856	—	5.569

Changes in Intangible assets			Dec 31, 2009	Addition	Amortization	Dec 31, 2010
Company			5.505	113	(333)	5.285
Consolidated			5.569	134	(345)	5.358

Goodwill

In the year of 2008 the Company acquired a 100% interest in Laticinios Serrabella Ltda, with goodwill of R$ 1,481, based on expected future earnings of the acquired business, which will be paid over a period of 5 years. Goodwill amortized as of December 31, 2008 is R$ 22.

In accordance with CVM Decision No. 565, dated December 17, 2008, and CVM Decision No. 553, dated November 12, 2008, since January 1, 2009 the Company has adopted the criteria of not amortizing goodwill based upon expected future earnings, which is in line with IFRS 3/CPC 15. Under these CVM decisions and the IAS 36/CPC 01, intangible assets with indefinite life can no longer be amortized, but should be tested for impairment on an annual basis.

Impairment test of goodwill

On December, 2010 the Company tested the recovery of the goodwill using the concept of “value in use” through models of discounted cash flow, representing the group of tangible and intangible assets used in the development and sale of products to its customers.

The process of determining the value in use involves the use of assumptions, judgments and estimates about cash flows, such as rates of revenue growth, costs and expenses, estimates of investment, working capital and discount rates. The assumptions about growth projections, cash flow and future cash flows are based on Management’s best estimates, as well as comparable information from market, economic conditions that will exist during the economic life of the group of assets that provides the generation of the cash flows. The future cash flows were discounted based on the representative rate of the cost of capital (WACC).

Consistent with the techniques of economic evaluation, assessment of the value in use is effected for a period of 10 years. The Management judged appropriate to use the period of 10 years based on their past experience in designing accurately projected cash flows. This understanding is in accordance with paragraph 35 of IAS 36/CPC 01 (R) - Impairment of Assets.

The growth rates used on these projections for the 10 years period ranged from 3% to 4% per annum in nominal terms. The estimated future cash flows were discounted at discount rates ranging from 9.3% to 10.9% per year, also in nominal terms. The principal assumptions used in estimating the value in use are as follows:

•	Sales Revenue - Revenues are projected from 2011 to 2020 considering the growth in volume of different products of Cash Generating Units.

•

Operating costs and expenses - The costs and expenses were projected accordance with historical performance of the Company and, with the historical growth in revenues. In addition, we considered efficiency gains derived from business combinations of synergies and process improvements.

•	Capital investment - Investment in capital goods were estimated considering the maintenance of existing infrastructure and expectations required to enable the supply of products.

The key assumptions were based on historical performance of the Company and reasonable macroeconomic assumptions reasoned basis on projections of the financial market, documented and approved by management.

Based on the annual test for impairment of the Company’s intangible assets, prepared based on the projections made on the financial statements of December 31, 2010, growth prospects and then follow the projections and results of operations, there were no indications of possible losses or losses, as the estimated market value is higher than the carrying amount at the valuation date.

20

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

13	Trade accounts payable

	Company			Consolidated
	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009

Materials and services	83.115	48.895	23.837	84.859	49.749	48.166
Finished products	6.542	4.971	14.445	3.271	2.486	4.328

	89.657	53.866	38.282	88.130	52.235	52.494

14	Loans and financings

			Company
Type		Average annual rate of interest and commissions	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009

BNDES	BNDES	Interest of 11.44%	193.398	182.437	3.176
NCI	BRASIL	CDI + interest of 125%	5.048	—	—
NCI	BRASIL	Interest of 11.25%	20.946	26.016	—
Working capital	BRASIL	CDI of 153%	—	—	16.817
Working capital	NOSSA CAIXA	CDI + interest of 100% + interest of 0.32% p.m.	—	5.073	—
EGF	ABN AMRO	Interest of 6.75%	—	8.298	10.171
EGF	SANTANDER	Interest of 6.75%	25.910	—	—
NPR	BRASIL	Interest of 6.75%	—	395	—
BOND	EUROBONDS	Exchange variation and Interest of 10.25%	172.057	180.473	240.349
FCO	BRASIL	Interest of 10%	2.534	3.276	—
FINAME	ITAÚ	Interest of 10%	3	14	—
Working capital	BRADESCO	CDI + interest of 153%	—	180.996	—
Working capital	ABN AMRO	Interest of 15.8%	—	9.349	9.910
Working capital	CITIBANK	CDI + interest of 137%	—	6.912	7.006
Working capital	ITAU	Interest of 13%	—	30	—
FINIMP	UNIBANCO	Interest of 5,43%	—	—	2.582

			419.896	603.269	290.011

Breakdown:
Current liabilities			152.780	253.474	57.642
Non current liabilities			267.116	349.795	232.369

			419.896	603.269	290.011

			Company
Maturities of long-term debt are as follows:			Dec 31, 2010	Dec 31, 2009	Jan 1, 2009

2011			—	91.081	—
2012			99.453	83.551	—
2013			736	736	—
2014			307	307	—
2017			166.620	174.120	232.369

			267.116	349.795	232.369

			Consolidated
Type		Average annual rate of interest and commissions	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009

BNDES	BNDES	Interest of 11.44%	193.398	182.437	3.238
NCI	BRASIL	CDI + interest of 125%	5.048	—	—
NCI	BRASIL	Interest of 11.25%	20.946	26.016	—
Working capital	BRASIL	CDI of 153%	—	—	17.359
Working capital	NOSSA CAIXA	CDI + interest of 100% + interest of 0.32% p.m.	—	5.073	—
EGF	ABN AMRO	Interest of 6.75%	—	8.298	10.171
EGF	SANTANDER	Interest of 6.75%	25.910	—	—
NPR	BRASIL	Interest of 6.75%	—	395	8.868
BOND	EUROBONDS	Exchange variation and Interest of 10.25%	172.057	180.473	240.349
FCO	BRASIL	Interest of 10%	2.534	3.276	4.009

21

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

FINAME	ITAÚ	Interest of 10%	3	13	—
Working capital	BRADESCO	CDI + interest of 153%	—	180.996	—
Working capital	ABN AMRO	Interest of 15.8%	—	9.349	9.910
Working capital	CITIBANK	CDI + interest of 137%	—	6.912	7.006
Working capital	ITAÚ	Interest of 13%	—	30	—
FINIMP	UNIBANCO	Interest of 5,43%	—	—	7.747

			419.896	603.268	308.657

Breakdown:
Current liabilities			152.780	253.473	72.960
Non current liabilities			267.116	349.795	235.697

			419.896	603.268	308.657

			Company
Maturities of long-term debt are as follows:			Dec 31, 2010	Dec 31, 2009	Jan 1, 2009

2010			—	—	62
2011			—	91.081	—
2012			99.453	83.551	—
2013			736	736	3.266
2014			307	307	—
2017			166.620	174.120	232.369

			267.116	349.795	235.635

An international fundraising operation through offering of guaranteed notes was concluded in February 2007, with principal maturing in February 2017 and interest semi-annually amortized, which are unconditionally guaranteed by the Company. The principal amount of the notes issued was US$100 million with a coupon of 9.25% per year. Vigor’s assets collateralize the operation.

The guaranteed notes agreement with Dresdner Bank contain restrictive covenants according to usual market practices which, among other obligations, require the Company to maintain a net debt/EBITDA ratio not in excess of 4.75. As of December 31, 2010, the Company was compliant with all covenants.

The Company’s most significant fundraising operations refer to working capital loans, where there are no physical and/or specific guarantees, they are guaranteed by the Company itself and its parent company. The financial institutions previously analyze the financial statements of the companies and grant loans limited to their payment capacity and current financial situation.

Specifically in cases of financing and lease of vehicles, the financing agreements are guaranteed by the assets subject matter of the financing.

15	Payroll, social charges and tax obligation

	Company			Consolidated
	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009

Payroll and related social charges	3.684	4.113	1.890	3.802	4.113	10.386
Accrual for labor liabilities	9.735	8.029	5.687	9.952	8.371	—
Income tax	—	—	—	811	162	533
Social contribution	839	14	—	1.138	75	195
ICMS / VAT tax payable	5.427	4.332	3.655	5.427	4.351	4.074
Taxes in installments (Law
11941/2009) (a)	321.817	305.421	227.400	321.817	305.421	282.599
Others	755	2.234	1.117	802	2.726	1.403

	342.257	324.143	239.749	343.749	325.219	299.190

Breakdown:
Current liabilities	29.370	18.722	23.667	30.862	19.798	46.482
Noncurrent liabilities	312.887	305.421	216.082	312.887	305.421	252.708

	342.257	324.143	239.749	343.749	325.219	299.190

22

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

a) Installment debts Law 11941 of 27/05/2009

In November 2009, the Company joined the installment debts referred in Law No. 11.941 of May 27, 2009, and has the option to settle the penalties and default interest amounts, including those related to debts of the Debt Union (Dívida Ativa da União) using the credits arising from tax loss and negative basis of the Social Contribution (CSLL).

The minimum installment due from the Outstanding Installment (Parcelamento Excepcional) described in the article 1 and 8 of MP No. 303/06 is equivalent to 85% of the installment due payable in the month of November/2009 and R$100.00 for the other debts of the corporation, which will expire on the last day of each month. The term was split in 161 installments.

The first installment was paid in the month it was submitted an application for accession, having an effect in the corresponding requirements formulated with the first installment in an amount not less than the described in the Act.

The amount of each installment will incurred interest corresponding to the variation of the Selic rate.

Computed the benefits paid during the term of PAEX, the debts that make up the remaining balances of installment payments will be reinstated to the date of application for subdivision, with the legal charges due at the time of occurrence of the respective taxable events, the computed interest rate cuts, fines and legal charges, as well as the settlement of claims with interest and penalties resulting from tax losses and negative basis of social contribution (CSLL).

On the amount of tax claims, the Company has compensated anticipations of R$ 2.419 as of December 2010 regarding minimum anticipated to join the subdivision according to the law 11941/2009. This antecipations are reducing the contingencies.

On June 30, 2011, the installment debts provided for by Law were approved 11.941/2009 generating an additional R$ 177,761 in tax obligations and due approval of the financial statements are restated in accordance with IAS8 / CPC 23 - Policies Accounting, Changes in Accounting Estimates and Errors, see note 3 (r).

Changes Installment debts Law 11941 of 27/05/2009	IRS - Internal Revenue Service	Social Security	Total

Jan 1, 2009	281.468	1.131	282.599
Interest	22.731	91	22.822
Dec 31, 2009	304.199	1.222	305.421
Interest	18.781	34	18.815
Advanced	(1.769)	(650)	(2.419)
Dec 31, 2010	321.211	606	321.817

Adherence to the installment payment generated a supplementary tax provision amounting to R$ 177,761.

16	Provision for contingencies

The Company and its controlled company are parties to ongoing legal proceedings involving labors, tax, and civil matters, which represent contingent liabilities. The proceedings are in the administrative defense stage and/or in progress in courts of law.

Based on the opinion of internal and external legal counselors, the Management of the Company and its controlled company maintain an adequate provision for contingencies to cover potential losses which might arise from unfavorable final outcome of the legal proceedings, as shown below:

	Company			Company
	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009

Labor	4.181	4.912	922	5.000	5.818	1.961
Civil	604	—	—	604	—	—
Tax	50.224	48.619	47.840	50.224	48.619	51.360

Total	55.009	53.531	48.762	55.828	54.437	53.321

Changes in Contingencies	Jan 1, 2009	Addition	Disposal	Dec 31, 2009
Company	48.762	4.769	—	53.531
Consolidated	53.321	3.857	(2.741)	54.437

Changes in Contingencies	Dec 31, 2009	Addition	Disposal	Dec 31, 2010
Company	53.531	2.209	(731)	55.009
Consolidated	54.437	2.209	(818)	55.828

Labor claims

Refer to several labor claims filed by former employees. A provision was recorded by the Company for these labor claims based on an estimate of losses made by legal counselors and approved by the Management of the Company and its controlled companies.

Civil proceedings

Refer to several civil claims that were accrued by the Company based on an estimate of loss prepared by legal counsel and approved by the Company and its subsidiary.

23

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

Tax proceedings

a) Claims description

(I) Refers to the tax debts related to IRPJ levied on effects of monetary adjustment introduced by Law No. 8200/91, and challenge of the monetary adjustment indices arising from the economic plan called “Summer Plan” , on the total amount provisioned of R$ 3,895.

(II) PIS – the following items were challenged: (a) constitutionality of the tax established by Supplementary Law No. 7/70; (b) tax levied on other operating revenues in accordance with Law No. 9718/98; and (c) offset of amounts owed against public debt securities, on the total amount provisioned of R$ 6,129.

(III) COFINS –the following items were challenged: (a) increase in tax rate from 2% to 3% in accordance with Law No. 9718/98 – challenged until July 2003; and (b) offset of amounts owed against public debt securities, on the total amount provisioned of R$ 40,200.

Other

On December 31, 2010, the Company had other ongoing civil, labor and tax proceedings, on the approximately amounting of R$ 10,905 whose materialization, according to the evaluation of legal advisors, it is possible to loss, but not probable, for which the Company’s management does not consider necessary to set a provision for possible loss, in line with the requirements of IAS 37/CPC 25 - Provisions, Contingent Liabilities and Contingent Assets.

17	Income taxes

Income tax and social contribution are recorded based on taxable profit in accordance with the laws and applicable rates. Income tax and social contribution-assets are recognized on temporary differences. Income tax and social contribution tax-liabilities were recorded on the revaluation reserves established by the Company and on temporary differences.

a) Reconciliation of income tax and social contribution of the Company

	Company		Consolidated
	2010	2009	2010	2009

Income before income tax and social contribution	50.792	74.473	52.377	83.280

Income tax and social contribution
Expectation of income (expense) of the income taxes - Combined nominal of 34%	(17.269)	(25.321)	(17.808)	(28.315)

Adjust to demonstrate the effective rate
Additions (write off), mostly result on equity subsidiaries (tax equivalents in other countries)	23.648	2.906	22.602	1.310

Income (expense) of the deferred income taxes	6.379	(22.415)	4.794	(27.005)

Effective rate	12,56%	-30,10%	9,15%	-32,43%

b) Deferred income tax and social contribution in the balance sheet

	Company		Consolidated
	2010	2009	2010	2009
Assets:

. Tax losses, negative basis social contribution and temporary differences	40.142	35.266	41.314	36.895

Liabilities:

. Tax losses, negative basis social contribution and temporary differences	48.925	51.267	48.925	51.267

	(8.783)	(16.001)	(7.611)	(14.372)

The Company expects to realize its deferred assets related to tax losses and negative social contribution in 2011, through compensation with debts included in Law No. 11.941/2009 installment, which the company has membership.

The expenses composition with income tax and social contribution presented in the company and consolidated income statement in the years ended December 31, 2011 and 2010:

	Company		Consolidated
	2010	2009	2010	2009
Current income taxes	(839)	—	(1.968)	(566)
Deferred income taxes	7.218	(22.415)	6.762	(26.439)

	6.379	(22.415)	4.794	(27.005)

24

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

18	Shareholders’ equity

a) Capital Stock

As EGM held on August 11, 2010, it has been approved a reverse stock split which divides the capital of the Company at the rate of 100,000 (hundred thousand) shares currently to 1 (one) common share after the reverse split and 100,000 (hundred thousand) existing preferred shares for 1 (one) preferred share after the reverse split, without changing the amount of capital, and the new shares arising from the cluster grant to their holders the same rights as now guaranteed by the laws of Company common stock and preferred stock.

Due to the reverse stock split on December 31, 2010, the Company has share capital, subscribed and paid represented by 1,898 registered shares, which 1,128 are common shares and 770 are preferred shares, without nominal value, on the total amount of R$ 104,031.

On December 29, 2009, the Extraordinary Shareholders’ Meeting approved the merger of Bertin S.A shares into JBS S.A and the subsequent takeover of Bertin, which was ratified by the Extraordinary Shareholders’ Meeting held on December 31, 2009, under the terms and conditions set forth in the Merger Agreement entered into the parties. This Material Development was disclosed to the public. Accordingly, JBS S.A. now controls Vigor.

b) Revaluation reserve

In accordance with IAS 21/ CPC 2 -The Effects of Changes in Foreign Exchange Rates, revaluation reserve reflects the appraisal effected by the Company, net of tax effects that are progressively offset against retained earnings to the same extent that the increase in value of the revalued property is realized through depreciation, disposal or retirement.

19	Net sale revenue

	Company		Consolidated
	2010	2009	2010	2009
Gross sale revenue
Products sales revenues
Domestic sales	1.322.154	878.451	1.318.950	1.113.406
Foreign sales	13.422	980	13.429	10.739

	1.335.576	879.431	1.332.379	1.124.145

Sales deduction
Returns and discounts	(59.024)	(37.494)	(59.075)	(44.817)
Sales taxes	(238.081)	(126.333)	(240.913)	(213.311)

	(297.105)	(163.827)	(299.988)	(258.128)

NET SALE REVENUE	1.038.471	715.604	1.032.391	866.017

20	Operating segments

Management has defined the operational segments that report to the Group, based on the reports use to make strategic decisions. The segments are: Dairy: Processing of dairy products, milk and milk products. The main products are: milk, yogurt, cheese and butter.

Oils: Processing of vegetables oils products. The main products are: margarine, mayonnaise and oils.

Others: are products that are not included in the mentioned categories, which represent less than 4% of the Company’s sales. The main products are juice and pasta.

Assets and liabilities by business segment are not presented because they are not object of analysis for the Management strategic decision. Therefore, the lines of “Operating income and expense”, “Financial Results” and “Income tax and social contribution” are not allocated by business segment.

	Consolidated
	2010
	Dairy	Oils	Others	Total
Net Sales	785.381	207.011	39.999	1.032.391
Cost of goods sold	(503.570)	-161.049	(24.933)	(689.552)

Gross Profit	281.811	45.962	15.066	342.839

	2009
	Dairy	Oils	Others	Total
Net Sales	665.379	169.695	30.943	866.017
Cost of goods sold	(417.725)	(126.499)	(20.419)	(564.643)

Gross Profit	247.654	43.196	10.524	301.374

25

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

21	Profit per share

As per requested by the IAS 33/CPC 41- Profit per share, the following tables reconcile the Net Profit with the amounts used to calculate the basic per share.

Basic

The basic profit per share is calculated through the division of the profit attributable to the shareholders of the Company by the weighted average amount of shares of the fiscal year, reduced by the shares in treasury. The Company has no treasury shares for the years ended December 31, 2010 and 2009.

	2010	2009

Net Profit attributable to shareholders - R$	57.171	52.058

Average of the shares in the period - thousands	96.512	165.447

Average of shares circulating - thousands	96.512	165.447

Net Profit per share - Basic - R$	0,59	0,31

Diluted

The diluted profit per share is calculated through the adjustment of the weighed average of the amount of circulating shares, supposing the conversion of all the shares that potentially could yield dilution. The Company has only one category of that potentially could yield dilution.

	2010	2009

Net Profit attributable to shareholders - R$	57.171	52.058

Weighed average of circulating shares - thousands	96.512	165.447

Amount of circulating share for the diluted profit per share	96.512	165.447

Net Profit per share - Diluted - R$	0,59	0,31

According note 18 a), on August 11, 2010, it has been approved a reverse stock split at the rate of 100,000 (hundred thousand) shares to 1 (one) share, without changing the amount of capital. The amount of shares on December 31, 2010 was 1,898.

22	EBITDA reconciliation

The Company present below the EBTIDA (Earnings before income taxes, interest, depreciation and amortization) reconciliation:

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Net income before taxes	50.792	74.473	52.377	83.280
Financial income (expense), net (Note 23)	49.322	(21.603)	48.801	(18.379)
Depreciation and amortization (Note 11 e 12)	16.505	15.994	16.987	24.417

EBTIDA	116.619	68.864	118.165	89.318

Equity in earnings of subsidiary (Note 10)	(3.148)	(13.287)	—	—

ADJUSTED EBITDA	113.471	55.577	118.165	89.318

23	Financial income (expense), net

	Company		Consolidated
	2010	2009	2010	2009

Exchange variation	6.819	60.193	6.845	61.726
Results on derivatives	—	4.397	—	4.397
Interest - Loss	(56.189)	(46.977)	(59.335)	(56.625)
Interest - Gain	6.658	8.326	10.306	8.434
Taxes, contribution, tariff and others	(6.610)	(4.336)	(6.617)	447

	(49.322)	21.603	(48.801)	18.379

26

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

24	Expenses by nature

The Company has chosen to present the statement of expenses by nature. As required by the IAS 1/CPC 26 - Presentation of financial statements, bellow is presented the detailing of Expenses by nature:

	Company		Consolidated
Classification by nature	2010	2009	2010	2009

Depreciation and amortization	(16.505)	(13.243)	(16.986)	(21.666)
Expenses with personnel	(101.430)	(73.340)	(103.634)	(95.768)
Raw material use and consumption materials	(815.538)	(571.265)	(800.274)	(675.873)
Taxes, fees and contributions	(1.270)	(41.810)	(3.501)	(44.391)
Third party capital remuneration	(64.681)	19.822	(64.729)	12.018
Other expenses	11.745	38.705	9.110	42.943

	(987.679)	(641.131)	(980.014)	(782.737)

	Company		Consolidated
Classification by function	2010	2009	2010	2009

Cost of goods sold	(704.084)	(487.009)	(689.552)	(564.643)
Selling expenses	(165.239)	(133.956)	(168.774)	(177.900)
General and administrative Expenses	(68.104)	(54.650)	(68.769)	(72.595)
Financial income (expense), net	(49.322)	21.603	(48.801)	18.379
Equity in subsidiaries	3.148	13.287	—	—
Other operating (expense) income	(4.078)	(406)	(4.118)	14.022

	(987.679)	(641.131)	(980.014)	(782.737)

25	Insurance coverage

As of December 31, 2010 the Company had insurance coverage in amounts considered sufficient to cover possible losses. This coverage includes all types of casualties.

26	Risk management and financial instruments

The Company is exposed to market risks arising from their operations, mainly related to possible changes in exchange rates, interest rates, commodity prices, credit risks and liquidity risk

a) Management risk policy

Risk management is basically corporative, being applied and monitored on a global level, by JBS S.A.

The Company has a formal risk administration policy, controlled by the administration treasury department that uses control instruments through appropriate systems and qualified professionals in risk measurement, analysis and administration that make possible the reduction of the daily risk exposure. This policy is permanently monitored by the financial committee and for Directors of the Company that have the responsibility of the strategy definition to the risk administration, determining the position limits and exhibition. Additionally, operations with speculative financial instruments character are not allowed.

b) Interest rate risk

The risk of interest rate on short term investments, loans and financing is reduced by the strategy of equalization of the rates contracted to CDI through forward contracts on the Stock Exchange. The parameters for coverage take into consideration the relevance of the net exposure, based on amounts, terms and interest rates compared to the CDI.

Exposure to CDI rate:

	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009

NCI	(25.994)	(26.016)	—
Working capital	—	(202.360)	(34.275)
Financial investments	6.000	108.942	3.500

Total	(19.994)	(119.434)	(30.775)

c) Exchange variation risks

The risk of exchange rate variation on loans, financing, trade accounts receivable in foreign currency from exports, inventories and any other payables denominated in foreign currency, of the Company and its subsidiary.

27

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

Bellow are presented the assets and liabilities exposed to exchange rate variation risks that are subject to derivative instruments, as well as the effects of such accounts in the income statements for the years ended on December 31, 2010 and December 31, 2009:

	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009	Effects on Statements of Income
EXPOSURE				2010
OPERATING
Accounts receivable - US$	2.844	1.845	—	(250)
Accounts receivable Northern - US$	7.498	7.528	8.303	(334)

Subtotal	10.342	9.373	8.303	(584)

FINANCIAL
Loans and financings - US$	(172.057)	(180.473)	(240.349)	7.500

Subtotal	(172.057)	(180.473)	(240.349)	7.500

TOTAL	(161.715)	(171.100)	(232.046)	6.916

The changes in foreign rates can impact in losses to the Company, due to possible assets decrease or increase in the liabilities. The mainly exposure that the Company is subjected, related to exchange variation, refers to US dollars, Euros and Pounds variations against Brazilian reais.

d) Credit risks

The Company is potentially subject to credit risks related to accounts receivable. The Strategies to reduce the credit risk is based on the spread of portfolio, not having customers or business group representing over 10% of consolidated sales, credit-related financial ratios and operational health, credit limits, detailed analysis of the financial ability of customers through own federal tax number, affiliates companies and partners federal tax number, and through consult with the agencies of information and constant monitoring of customers.

The Company limits its exposure to credit risk by customer and market, through its department of credit analysis and portfolio management clients. Thus, the Company seeks to reduce the economic exposure to a particular customer and/or market that may represent significant losses to the Company in the event contractual default or implementation of sanitary or trade barrier in countries to which it exports. The market risk exposure is monitored by the Credit Committee of the Company that meets regularly with the commercial areas for analysis and control of the portfolio. Historically, there were no significant losses on its accounts receivables.

The parameters used are based on the daily flows of information monitoring operations that identify additional purchase volumes in the market, eventual contracts default, bad checks, and protests or lawsuits against their customers. Internal controls include the assignment of credit limits and configuration status granted to each individual client and automatic lock-billing in the event of default, timeouts or occurrence of restrictive information.

e) Liquidity Risk

Liquidity risk arises from the management of working capital of the Company and its subsidiaries and amortization of financing costs and principal of the debt instruments. It is the risk that the Company and its subsidiaries will find difficulty in meeting their financial obligations falling due.

The Company manage its capital based on parameters optimization of capital structure with a focus on liquidity and leverage metrics that enable a return to shareholders over the medium term, consistent with the risks assumed in the transaction.

The Management of the Company’s liquidity is done taking into account mainly the immediate liquidity indicator modified, represented by the level of cash plus investments divided by short-term debt.

Based on the analysis of these indicators, the management of working capital has been defined to maintain the natural leverage of the Company and its subsidiaries at levels equal to or less than the leverage ratio that we want to achieve.

The index of liquidity and leverage consolidated are shown below:

	Dec 31, 2010	Dec 31, 2009	Jan 1, 2009
Cash and cash equivalents	14.511	112.556	29.180
Loans and financings - Current	152.780	253.473	72.960

Liquidity indicator changed	0,09	0,44	0,40

December 31, 2010	Less than 1 year	Between 1 and 2 years	Between 3 and 5 years	More than 5 years	Fair Value
Trade accounts payable	88.130	—	—	—	88.130
Loans and Financings	152.780	174.632	1.043	174.120	502.575

TOTAL	240.910	174.632	1.043	174.120	590.705

28

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

December 31, 2009	Less than 1 year	Between 1 and 2 years	Between 3 and 5 years	More than 5 years	Fair Value

Trade accounts payable	52.235	—	—	—	52.235
Loans and Financings	253.473	174.632	1.043	174.120	603.268

TOTAL	305.708	174.632	1.043	174.120	655.503

January 1, 2009	Less than 1 year	Between 1 and 2 years	Between 3 and 5 years	More than 5 years	Fair Value

Trade accounts payable	52.494	—	—	—	52.494
Loans and Financings	72.960	62	3.266	232.369	308.657

TOTAL	125.454	62	3.266	232.369	361.151

f) Estimated market values

The assets and liabilities are represented in the financial statements at cost and their appropriations of revenues and expenses are accounted for in accordance with its expected realization or settlement.

g) Fair value of financial instruments

The assets and liabilities are represented in the financial statements at cost and their appropriations of revenues and expenses are accounted for in accordance with its expected realization or settlement.

In accordance with IFRS 7/CPC 40 - Financial instruments, the Company classify the measuring of fair value in accordance with the hierarchical levels that reflects the significance of the indices used in this measurement, as the following levels:

Level 1: Prices quoted in active markets (unadjusted) for identical assets and liabilities;

Level 2 - Additional information available, except those of Level 1, in which prices are quoted for similar assets and liabilities, either directly by obtaining prices in active markets or indirectly, as valuation techniques that use data from active markets.

Level 3 - The indices used for calculation are not derived from an active market. The Company and its subsidiaries do not have this level of measurement instrument.

Find below, the comparison between accounting records and the respective fair values:

		December 31, 2010		December 31, 2009		January 1, 2009
		Book Value	Market Value	Book Value	Market Value	Book Value	Market Value

(i)	Cash and banks	6.511	6.511	3.614	3.614	25.585	25.585
(iii)	Financial investments	8.000	8.000	108.942	108.942	3.595	3.595
(iii)	Credits with related parties	215.478	215.478	282.492	282.492	3	3
(iii)	Trade accounts receivable	139.550	139.550	104.848	104.848	85.412	85.412

	Total financial assets	369.539	369.539	499.896	499.896	114.595	114.595

(iii)	Trade accounts payable	88.130	88.130	52.235	52.235	52.494	52.494
(iii)	Loans and financings	419.896	419.896	603.268	603.268	308.657	308.657

	Total financial liabilities	508.026	508.026	655.503	655.503	361.151	361.151

		(138.487)	(138.487)	(155.607)	(155.607)	(246.556)	(246.556)

Classification by financial instrument categories

(i) Financial assets and Liabilities measured at cost or fair value through income

(ii) Held to maturity

(iii) Loans and receivables

(iv) Available for sale

h) Sensibility analysis

With the aim of providing information on how to behave market risks to which the Company and its subsidiaries are exposed on December 31, 2010, we simulate possible changes of 25% and 50% in the relevant variables of risk in relation to the likely scenario. The management believes that the closing prices used in measuring assets and liabilities, based on the date of these interim consolidated financial statements represent a scenario likely to impact the outcome. Following are the net result between the result of exposures and their derivatives:

Exchange risk

Exposure	Risk	Probable scenario (I)	Scenario (II) Variation - 25%	Scenario (III) Variation - 50%

Financial	Depreciation R$	7.500	43.014	86.029
Operation	Depreciation R$	(584)	2.586	5.171

		6.916	45.600	91.200

Premise	Exchange rate	1,6662	2,0828	2,4993

29

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated financial statements for the year ended on December 31, 2010 and 2009

(in thousands of Reais)

Wesley Mendonça Batista

Chairman of the Board

Marcelo Fernandes

Accountant CRC: 01SP190.010/O-6

*  *  *  *  *

30

Additional Information for U.S. Shareholders of JBS S.A. (“JBS”):

Exchange Offer of JBS Shares for Vigor Alimentos S.A. (“Vigor”) Shares

This communication contains information with respect to the proposed exchange offer (oferta pública voluntária de permuta de ações) (“Exchange Offer”) under Brazilian law of JBS shares for Vigor shares. JBS and Vigor are Brazilian companies. Information distributed in connection with the proposed Exchange Offer is subject to Brazilian disclosure requirements that are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed Exchange Offer, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed Exchange Offer, such as in open market or privately negotiated purchases.

Important Notice Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward looking statements. The words “expect”, “believe”, “estimate”, “intend”, “will”, “plan” and similar expressions, when related to JBS and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made.